Newcrest
March 4, 2004
Resources

Inc.

Mr. Kenneth D. Cunningham
President and Chief Executive Officer
Miranda U.S.A., Inc.
Miranda Gold Corp.,
306-1140 Homer Street
Vancouver, B.C. V6B 2X6
CANADA

Re: Redlich Joint Venture, Esmeralda County, Nevada

Dear Mr. Cunningham:

The purpose of this letter ("Letter Agreement") is to set forth binding contract terms between Miranda U.S.A., Inc., a Wyoming corporation ("Miranda USA") and its parent corporation, Miranda Gold Corp., a British Columbia corporation ("Miranda Gold") (collectively, "Miranda") and Newcrest Resources, Inc., a Colorado corporation ("Newcrest"). Miranda changed its name from Miranda Diamond Corp. to Miranda Gold Corp. on March 4, 2003. The properties subject to this Letter Agreement are ownership and leasehold interests in unpatented mining claims located in Esmeralda County, Nevada, known collectively as the Redlich Prospect, all as described more specifically in Attachment 1 hereto (the "Properties").

1536 Cole Blvd. Suite 210 Lakewood, Colorado 80401 U.S.A. Telephone (720) 274-0978 Facsimile (720) 274-0983 info@newcrestamer.com	1.

Grant of Exclusive Right to Acquire Interest in Properties and Enter into Joint Venture Agreement. Miranda USA hereby grants to Newcrest the exclusive right to acquire an undivided interest in the Properties, subject to the terms and conditions of this Letter Agreement and a Joint Venture Agreement, which shall be based upon the Rocky Mountain Mineral Law Foundation's Model Exploration, Development and Mine Operating Agreement, 1996 Edition ("Form 5A"), as more specifically described in paragraph 6 below.

	2.

Due Diligence Review by Newcrest. Commencing on the date by which this Letter Agreement has been executed by all parties hereto, and continuing for a period of 20 days thereafter (the "Due Diligence Period"), Miranda USA hereby grants to Newcrest the exclusive right to:

		A.	Enter upon the Properties for purposes of evaluating the environmental condition thereof; and

	B.	Review all geological studies and reports and all title documents (including but not limited to copies of title reports, location notices and lease and option agreements) related to the Properties.

3.

Newcrest Election to Proceed. By no later than 5 business days after the end of the Due Diligence Period, Newcrest shall notify Miranda USA in writing at the above address whether Newcrest elects to proceed pursuant to this Letter Agreement. If Newcrest elects not to proceed, it shall provide Miranda USA with a copy of all environmental and title reports on the Properties prepared for Newcrest by third party consultants, which reports shall constitute consideration for the exclusive rights granted by Miranda USA to Newcrest pursuant to paragraphs 1 and 2 above. Such reports shall be provided by Newcrest with no representations or warranties as to their accuracy or completeness, and any use of, or reliance upon same by Miranda USA or Miranda Gold shall be at their sole risk and expense. If Newcrest elects to proceed, it shall accompany its notice to Miranda USA with a payment in the amount of $45,000.

4.

Miranda USA Conveyance. Within 30 days after Miranda USA's receipt of Newcrest's notice to proceed and payment pursuant to paragraph 3 above, Miranda USA shall deliver to an escrow agent agreed upon by Miranda USA and Newcrest, pursuant to an Escrow Agreement that is mutually acceptable to the parties hereto and the escrow agent, a duly executed and notarized Special Warranty Deed in the form attached hereto as Attachment 2, conveying to Newcrest an undivided 65% interest in the Properties. This Special Warranty Deed shall be returned to Miranda USA if Newcrest does not meet the conditions for entering into the Joint Venture Agreement as provided in paragraph 6 below.

5.

Newcrest Payments and Work Expenditures. In order to maintain this Letter Agreement in effect, Newcrest must make the payments and incur the work expenditures described in paragraphs 5.A and 5.B below, respectively. If Newcrest fails in either case to do so, the sole effect shall be termination of this Letter Agreement as of the applicable deadline, except for the first $75,000 work expenditure and except for certain lease and claim maintenance payments, as provided in paragraph 5.B below.

	A.	Payments: The following payments to Miranda USA shall be due on or before the following dates:

Due Date	Amount
March 4, 2005	$30,000
March 4, 2006	$30,000
March 4, 2007	$30,000
March 4, 2008	$30,000

Miranda USA shall designate an account to which such payments may be made by wire transfer. A payment shall be deemed to have been made timely by Newcrest if its wire transfer is initiated or its check is transmitted by express courier on or before the applicable due date. Miranda USA shall apply the above payments to the extent necessary to timely pay in full all lease and option payments due the underlying property owner, Gerald W. Baugham, with the result that as of the last $30,000 payment above, Miranda USA and Newcrest collectively shall own a 100% interest in the Properties, subject only to the royalty described in paragraph 10 below.

B.

Work Expenditures: Newcrest shall expend the following amounts by each of the following dates on Exploration (as defined in Form 5A) operations on or for the benefit of the Properties and, if it so elects, on preparation of a Pre-Feasibility Study (as defined in Form 5A):

Deadline	Amount

January 23, 2005	$ 75,000
January 23, 2006	$150,000
January 23, 2007	$150,000
January 23, 2008 (and by	$200,000
each January 23 thereafter
until commencement of
Commercial Production
(as defined below)

Excess amounts expended in any year shall credit against subsequent years' requirements only until such time as Newcrest has expended $1.8 million and earned a 65.0 percent Participating Interest in the Joint Venture.

For purposes of this paragraph 5.B, "Commencement of Commercial Production" shall be deemed to have occurred at such time as the mine on the Properties and mill or other beneficiation facility constructed on or for the benefit of the Properties have operated for 60 continuous days at an average rate of at least 80% of the rated capacity contemplated by the Feasibility Study prepared by Newcrest pursuant to paragraph 7 below. If this Letter Agreement terminates within 60 days of the due dates for any lease or other contractual payments related to the Properties or within 90 days of the deadline for annual BLM maintenance fees for unpatented claims within the Properties, Newcrest shall be obligated to make those payments or pay those fees, as applicable. No Properties shall be dropped or released while this Letter Agreement remains in effect, unless both Newcrest and Miranda USA approve of same in writing. For purposes of determining what charges and costs will credit against the above expenditure requirements, the parties shall utilize the Accounting Procedures attached as Exhibit B to Form 5A, with the exception that the charge under Subsection 2.13(a)(i) of those accounting procedures for Newcrest's home office and general and administrative expenses shall be a flat fee of 5.0% of all Allowable Costs (as defined in those Accounting Procedures). Newcrest and Miranda USA agree that this figure may be adjusted upward if Newcrest can demonstrate by audited statements that home office and general and administrative expenses related to the Joint Venture are greater than 5.0% of all Allowable Costs and that the percentage charge should be raised by at least 1.0 to a total of 6.0% or higher. Any such increase must be reconfirmed on an annual basis, and if not reconfirmed the percentage charge allowed will revert to 5.0%.

C.

Responsibility for Reclamation and Environmental Conditions: Unless and until the parties enter into a Joint Venture Agreement pursuant to paragraph 6. below, Newcrest shall have sole responsibility and liability for reclamation of disturbances of the Properties caused by its Exploration operations pursuant to paragraph 5.B above; and Miranda shall retain sole responsibility and liability for all other environmental conditions of the Properties. If and at such time as the parties enter into the Joint Venture Agreement pursuant to paragraph 6. below, the responsibility and liability for the environmental conditions of the Properties, regardless of when created, shall be borne by the Joint Venture.

6.

Conditions for Entering into Joint Venture Agreement and Newcrest's Retention of 65% Interest. At such time as Newcrest has expended $1,800,000 and conducted a Pre- Feasibility Study pursuant to paragraph 5 above;

	A.	The escrow agent described in paragraph 4 shall release the Special Warranty Deed to Newcrest;

B.

The parties shall enter into a Joint Venture Agreement, based upon Form 5A, which shall be modified so as to be consistent with the provisions of this Letter Agreement and to incorporate the terms contained in Attachment 3 hereto;

	C.	Newcrest shall contribute as its Initial Contribution pursuant to Section 5.1 of Form 5A its undivided 65% interest in the Properties;

	D.	Miranda USA shall contribute as its Initial Contribution pursuant to Section 5.1 of Form 5A its undivided 35% interest in the Properties; and

	E.	This Letter Agreement shall terminate, and all subsequent operations on and for the benefit of the Properties shall be governed by the Joint Venture Agreement.

If Newcrest fails to expend at least $1,800,000 and complete a Pre-Feasibility Study by January 23, 2012, this Letter Agreement shall terminate as of that date, and the escrow agent described in paragraph 4 above shall return the Special Warranty Deed to Miranda USA.

7.	Newcrest's Right to Earn Additional 10% Participating Interest. By making a positive decision to develop what is determined by a feasibility study, and by other studies as required, to be an economic deposit on the Property, and by delivering the feasibility study and other relevant studies and information that support Newcrest’s positive decision to develop, to Miranda, Newcrest will earn an additional 10.0% Participating Interest in the Joint Venture (as defined in Form 5A), with the result that Newcrest shall own a 75.0% Participating Interest in the Joint Venture as of the date of delivery.

8.

Miranda USA Elections. Within 120 days after Newcrest delivers such reports and other relevant studies to Miranda USA pursuant to paragraph 7 above, Miranda USA shall notify Newcrest in writing that it elects one of the alternatives set forth below in paragraphs 8.A, 8.B, 8.C or 8.D. If Miranda USA fails to so notify Newcrest, it shall be deemed conclusively to have chosen the alternative set forth in paragraph 8.D below.

	A.	Miranda USA commits to fund its full 25% of costs of Development (as defined in Form 5A); or

B.

Miranda USA commits to fund less than 25% but more than 10% of costs of Development, in which event its Participating Interest shall be reduced to that percentage, and Newcrest's Participating Interest shall be correspondingly increased; or

C.

Request that Newcrest provide funding in the form of a loan of up to 40% of Miranda USA's 25% share of costs (i.e., up to 10% of 100%), with a commitment by Miranda USA to fund all, some or none of its remaining share of costs.

Newcrest shall provide such loan on the terms described in paragraph 9 below, and, effective as of Miranda USA's election, Newcrest's Participating Interest shall be increased to 80%, and Miranda USA's Participating Interest shall be reduced to 20%; provided, however, that if the sum of the percentage costs that Miranda USA requests Newcrest to fund and the costs that Miranda USA commits to fund is less than 20%, Miranda USA's Participating Interests shall be reduced to that lesser amount and Newcrest's Participating Interest shall be correspondingly increased. In no event shall Miranda USA's total Participating Interest pursuant to this paragraph 8.C, including the portion funded by Newcrest's loan, be less that 10%; or

	D.	Reduce its Participating Interest to zero and receive a 5% interest in Net Proceeds (as defined in Form 5A).

E.

If Miranda USA elects one of the alternatives set forth in paragraphs 8.A, 8.B or 8.C above and, after committing to the funding of its share of costs, defaults in same and continues in such default for 15 days after receipt of a default notice from Newcrest, Miranda USA's entire Participating Interest, including any interest funded by a loan from Newcrest, shall be transferred to Newcrest. Thereafter, Miranda USA's interest in the Properties shall be an interest in Net Proceeds (as defined in Form 5A), the percentage of which shall be its percentage Participating Interest prior to default, multiplied by 0.15. Section 10.5(b)(ii) of Form 5A and other applicable provisions of Form 5A shall be revised to reflect the requirements of this paragraph 8.E.

9.

Terms of Newcrest Loan to Miranda USA. If Miranda USA elects pursuant to paragraph 8.C above to receive a loan from Newcrest, Newcrest shall provide the loan in accordance with the following terms, which shall be incorporated into a promissory note and security instruments that Newcrest deems appropriate in the exercise of its reasonable business judgment:

A.	The loan shall be non-recourse to Miranda USA and Miranda Gold, but shall be secured by Miranda USA's Participating Interest in the Joint Venture and the Properties.

B.

The loan shall bear interest, adjusted as of the first business day of each calendar month, at a rate equal to two percent (2%) above the interest rate paid by Newcrest for development funds or two percent (2%) above the prime rate, as published in the Money Rates, column of The Wall Street Journal, whichever is greater.

C.

90% of Miranda USA's share of pre-tax net cash flow from the Joint Venture (calculated in accordance with generally accepted accounting provisions) shall be assigned to Newcrest until the loan, plus all accrued interest, has been paid in full.

10.

Purchase of Portion of Underlying Royalty. Newcrest and Miranda USA understand that some or all of the Properties are burdened by a 3.0% royalty in net smelter returns, pursuant to the Property Option Agreement between Gerald W. Baughman and Miranda Diamond Corp. dated January 23, 2003, a copy of which is attached hereto as Attachment 4. Miranda USA has the right to reduce that royalty to 1.0%, upon payment of $2,000,000 to that owner. If the Management Committee of the Joint Venture determines that such a purchase is in the best interests of the Joint Venture, it shall direct the Manager to purchase same, and the Manager shall issue a cash call to the Participants, who shall provide the funds for that purchase in proportion to their respective Participating Interests at the time of that cash call.

11.	Representations and Warranties.

A.	Miranda USA and Newcrest hereby incorporate by reference the Participants' representations and warranties contained in Section 3.1 of Form 5A.

B.	Miranda USA hereby incorporates by reference the representations and warranties of "XCO" in Section 3.2 of Form 5A.

C.	Miranda USA and Miranda Gold hereby represent and warrant that they have received and reviewed full and complete copies of Form 5A, including all Exhibits thereto.

12.	"Dollars" and "$". All references to "Dollars" and "$" are to United States Dollars.

13.

Force Majeure. The provisions of Section 19.7 of Form 5A are incorporated herein by reference with respect to obligations of Newcrest and time periods for work expenditures under paragraph 5.B above. The blank in that section, for purposes of this Letter Agreement, shall be "two (2)" months. Also included as Force Majeure events shall be the inability to gain access or permits for access to the Properties for Exploration operations and the inability to obtain qualified drillers and adequate drilling equipment for Exploration operations.

14.

Miranda USA's Right to Data and Confidentiality. During the term of this Letter Agreement, Miranda USA shall have the right to review all data and information obtained by Newcrest regarding the Properties, provided that it provides Newcrest with reasonable advance notice of its desire to inspect same and provided further that such information shall be provided to Miranda USA without any representations or warranties by Newcrest as to the accuracy or completeness of same. Newcrest shall prepare and deliver to Miranda USA reports of its progress and findings as soon as reasonably possible, if that information is reasonably determined by Newcrest or Miranda to be material for disclosure purposes, and in any event shall be delivered to Miranda USA on at least an annual basis. All such information shall be kept confidential by the parties and shall not be disclosed except as may be necessary to comply with rules or regulations of any governmental agency or stock exchange. Miranda Gold shall have the right, subject to reasonable advance notice to, and approval by, Newcrest to prepare and disseminate news releases on the results and progress of Exploration operations on the Properties.

15.

Guarantee by Miranda Gold. In consideration of the benefits to be enjoyed hereunder by Miranda Gold, as a result of being Miranda USA's parent, Miranda Gold unconditionally guarantees the performance of all of Miranda USA's obligations under this Letter Agreement and under the Joint Venture Agreement. In the event of any default by Miranda USA, Newcrest shall not be required to exercise any remedies or initiate any actions against Miranda USA as a precondition to seeking recourse against Miranda Gold under this paragraph 15.

16.	Governing Law; Jurisdiction and Venue. This Letter Agreement shall be governed by Nevada law, and any disputes hereunder shall be resolved in Nevada-State or Federal court.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first written above.

MIRANDA U.S.A., INC., a Wyoming corporation

By: ______________________________________
Title:_____________________________________
Date of Execution:___________________________

MIRANDA GOLD CORP., a British Columbia corporation

By: ______________________________________
Title:_____________________________________
Date of Execution:___________________________

NEWCREST RESOURCES, INC., a Colorado corporation

By: ______________________________________
Title:_____________________________________
Date of Execution:___________________________

ATTACHMENT 1
to
Letter Agreement
Between|
Newcrest Resources, Inc., Miranda U.S.A., Inc.
and Miranda Gold Corp.

1.	Leases and Agreements
[Describe by title, parties and date and list patented and unpatented mining claims (with information described in 2 and 3 below) and other properties subject thereto]

2.	Owned Patented Mining Claims
[Describe by claim name and patent and mineral survey numbers]

3.	Owned Unpatented Mining Claims
[Describe by claim name and county recordation and BLM filing numbers]

4.	Other Properties
[Provide legal descriptions]

ATTACHMENT 2
to
Letter Agreement
Between
Newcrest Resources, Inc., Miranda U.S.A., Inc.
and Miranda Gold Corp.

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED, made this _________________day of ________________, 200_, between Miranda U.S.A., Inc., a ___________corporation of the first part, and Newcrest Resources, Inc., a Colorado corporation, of the second part: WITNESSETH, that the said party of the first part, for and in consideration of the sum of _________________________DOLLARS and other good and valuable considerations to the said party of the first part in hand paid by the said party of the second part, the receipt whereof is hereby confessed and acknowledged, has granted, bargained, sold and conveyed, and by these presents does grant, bargain, sell, convey and confirm unto the said party of second part, its successors and assigns forever, the properties lying and being in the County of Esmerelda and State of Nevada, as described more particularly in Exhibit A hereto, which by this reference is made a part hereof.

Party of the first part will WARRANT AND DEFEND TITLE TO SAID PROPERTIES AGAINST ALL PARTIES CLAIMING BY, THROUGH OR UNDER PARTY OF THE FIRST PART, BUT NOT OTHERWISE.

IN WITNESS WHEREOF the said party of the first part has hereunto set its hand and seal the day and year first above written.

MIRANDA U.S.A., INC.

By: ______________________________________
Title:_____________________________________

STATE OF_______________________ )
                                                                          ) ss.
COUNTY OF                                                   )

The foregoing instrument was acknowledged before me this _______day of ____________, 200__, by _______________________________________, as __________________
of Miranda U.S.A., Inc., a ______________corporation.

Witness my hand and official seal.

_________________________________________
Notary Public

My commission expires: ______________________

ATTACHMENT 3
to
Letter Agreement
Between
Newcrest Resources, Inc., Miranda U.S.A., Inc.
and Miranda Gold Corp.

Set forth below are provisions to be inserted in the Sections set forth below of Form 5A:

Items marked * represent the most substantive provisions.

1.	Section 2.2: Name under which the Assets are to be managed and operated by the Participants.

*2.

Section 2.5: Maximum number of consecutive days that production in commercial quantities can be halted, but that Products still be deemed to be produced on a "continuous basis" for purposes of extending the Agreement's term.

3.	Sections 3.2(d) and (e): Assessment year through which the Participant that is the owner of the unpatented claims represents assessment work and maintenance fees have been timely paid.

*4.	Section 3.7(a)(v): The aggregate dollar amount that will be deemed to constitute a "Material Loss" for indemnification purposes.

*5.

Sections 5.1(a) and (b): Dollar amounts to be credited to the Participants' respective Equity Accounts as their Initial Contributions. In the case of the Participant that is not contributing the Properties, this dollar amount is the earn-in funding requirement.

6.

Section 5.2(b): Time period during which the Participant that is not contributing the Properties may withdraw if it determines that conditions may exist on the Properties that, in its judgment, may result in violation of Environmental Laws.

*7.

Section 6.3(a): Participating Interest percentage at which a Participant shall be deemed to have withdrawn from the Business and be required to relinquish its Participating Interest. Also, percentages of Net Proceeds and of the Reduced Participant's Equity Account balance as a ceiling on dollar amount of Net Proceeds to be paid to that Participant.

*8.	Section 6.3(b): Percentage thresholds for recalculations of adjustments in Participating Interest percentages if money spent by the Non-Reduced Participant varies from original budgeted amount.

9.	Section 7.1: Numbers of members on Management Committee and members representing each party.

*10.	Section 7.2: The Participating Interest percentage that will determine the decisions of the Management Committee.

11.	Section 7.3(a): Location of Management Committee meetings and number of days of advance notice of same that Manager is to provide to the Participants.

12.	Section 7.3(b): The number of days advance notice either Participant may call a meeting if a prior meeting did not have a quorum.

13.	Section 7.3(c): The number of days advance notice for putting items on the agenda and number of days for Manager to prepare and distribute minutes of meetings.

14.	Section 8.1: Name of Manager. [Newcrest]

*15.	Section 8.2(g): Dollar threshold of Manager's expenditures that requires prior approval of non-managing Participant.

*16.	Section 8.2(i): Maximum dollar value of Assets that can be disposed of by Manager without non-manager's consent.

17.	Section 8.2(o): Time period after completion of each Program and Budget in which Manager must submit a detailed final report.

18.	Section 8.4: Number of months prior notice the Manager must provide on resignation and number of days in which the other Participant shall have the right to elect to become the Manager.

19.	Section 8.4(a): The Participating Interest percentage threshold below which the Manager shall be deemed to have withdrawn.

20.

Section 9.3: The number of months prior to the expiration of a Program and Budget that a new proposed Program and Budget for the succeeding year must be prepared by the Manager and submitted to the Management Committee for review and consideration.

21.	Section 9.4: Time period after submission of the proposed Program and Budget in which Participant must make its election in writing to approve, modify or reject the proposed Program and Budget.

22.

Section 9.6(a): Time period after conclusion of a Program and Budget in which the Manager must report the amount of money spent under that Budget to a Participant who had elected not to participate in that Budget.

*23.	Section 9.6(c): Percentages and time periods for a Reduced Participant to reinstate its Participating Interest if the Manager expends a certain amount less than the Adopted Budget.

24.	Section 9.7(a): Time period for Manager to submit a Pre-Feasibility Study Program and Budget to the Management Committee after the Committee adopts a proposal for same.

25.	Section 9.8(f): Time period after receipt of a Pre-Feasibility Study in which Management Committee must convene a meeting for purposes of reviewing same.

*26.	Section 9.9: Time period after selection of an Approved Alternative in which Manager must submit a Program and Budget to the Management Committee for preparation of a Feasibility Study.

27.	Section 9.10(a): Amount of time Manager must wait after receipt of a Feasibility Study before submitting a Program and Budget that includes Development to the Management Committee.

28.	Section 9.10(b): Time period for Manager to submit a Bid Report to the Management Committee and the percentage limitation on Development costs over adopted Program and Budget.

29.	Section 9.11: Time deadline for Manager's submission of Program and Budget for Expansion or Modification after its receipt of a Feasibility Study for same.

30.	Section 9.12: Percentage limitation on Budget overruns. [10%]

31.	Section 10.2: Number of days working capital to be maintained by Manager.

32.	Section 10.3: Interest rate to be applied to delinquent cash call payments. [N/A]

*33.	Sections 10.5(b)(i)(A) and (B): Default percentages for calculating dilution. [N/A]

*34.

Section 10.5(b)(ii): Percentages of Net Proceeds to be received by the defaulting Participant in the event of its default relating to a Program and Budget cash call. [Participating Interest percentage at time of default multiplied by .15]

*35.

Section 10.5(c): Number of days a default must run before a non-defaulting Participant shall have the right to elect to purchase the defaulting Participant's Participating Interest, and the percentage of fair market value for which that interest may be purchased. [N/A]

36.	Section 10.6(a): Number of days after the end of each calendar year in which an audit must be completed.

37.	Section 12.2: Length of time that must run before the Agreement is terminated due to deadlock because of the Management Committee's failure to adopt a Program and Budget.

*38.	Section 12.6: Number of months in which a withdrawing Participant must not acquire any properties within the Area of Interest.

39.	Sections 13.2, 13.3 and 13.4: Time periods for notice and exercise of option with respect to acquisitions within Area of Interest.

40.	Sections 16.2(g)(ii): Time period within which a public auction of an encumbered Participating Interest must be held.

41.	Section 17.1: Governing law. [Nevada]

42.	Section 17.2: Specification of forum? [Nevada-courts]

43.	Section 17.3: Arbitration? [No]

44.	Section 19.1: Addresses for notices.

45.	Section 19.7: Time period that must run before a delay caused by governmental approvals can constitute Force Majeure.

46.	Exhibit B – Accounting Procedures, Section 2.13(a): Percentages for Management Fees during Exploration, Development and Major Construction and Mining Phases.

47.

Exhibit D – Definitions – "Expansion" or "Modification": Percentage by which anticipated costs of expansion or modification exceed original capital costs of Development, in order to be deemed to be "material".

*48.	Exhibit F – Insurance: The minimum levels of different insurances.

49.	Exhibit H – Preemptive Rights: Time periods for election to purchase and percentage thresholds for the transferring Participants and transferee's Net Worth.

ATTACHMENT 4
to
Letter Agreement
Between
Newcrest Resources, Inc., Miranda U.S.A., Inc.
and Miranda Gold Corp.

[Attach Copy of Royalty Instrument]